Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com

Intuit Appoints Raul Vazquez to Board of Directors

Vazquez Brings Consumer and Global Strategy Experience to Board

MOUNTAIN VIEW, Calif. - May 4, 2016 - Intuit Inc. (Nasdaq: INTU) today announced it has appointed Raul Vazquez, chief executive officer of Oportun, a financial technology company, to its board of directors. Oportun uses advanced data analytics and technology to provide credit-building, affordable loans to U.S. Hispanics and others who may have limited or no credit history.
“Raul brings a nice range of financial services, retail, technology and community development expertise,” said Brad Smith, Intuit’s chairman and chief executive officer. “With a great reputation as a game changer, Raul’s vast experience across local, regional, state, federal and international levels of engagement and diverse perspective will be of great value to our board.”
Vazquez has served as chief executive officer and as a member of Oportun’s board of directors since April 2012.
Prior to joining Oportun, Vazquez spent nine years at Walmart in various senior leadership roles, including executive vice president and president of Walmart West, chief executive officer of Walmart.com, and executive vice president of Global eCommerce for developed markets. Vazquez previously worked in startup companies in e-commerce, at a global strategy consulting firm focused on Fortune 100 companies and as an industrial engineer for Baxter Healthcare.
He has served as a member of the board of directors of Staples, Inc. since 2013. In September 2015, Vazquez was named to the Federal Reserve Board’s Community Advisory Council and currently serves as its vice chair.
Vazquez received a Bachelor of Science and a Master of Science degree in industrial engineering from Stanford University and an MBA from the Wharton Business School at the University of Pennsylvania.

About Intuit Inc.

Intuit Inc. creates business and financial management solutions that simplify the business of life for small businesses, consumers and accounting professionals.

Its flagship products and services include QuickBooks® and TurboTax®, which make it easier to manage small businesses and tax preparation and filing. Mint.com provides a fresh, easy and intelligent way for people to manage their money, while Intuit's ProConnect brand portfolio includes ProSeries® and Lacerte®, the company's leading tax preparation offerings for professional accountants.
Founded in 1983, Intuit had revenue of $4.2 billion in its fiscal year 2015. The company has approximately 7,700 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.
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